UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  July 16, 2014

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah	0-13316	87-0395567
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification No.)

6952 S. High Tech Drive Suite C, Salt Lake City, Utah 84047
(Address of principal executive offices, including zip code)

(801) 562-2252
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

Item 1.01.  Entry into a Material Definitive Agreement.

Effective July 16, 2014, Broadcast International, Inc. (the “Company”) entered into an Amendment to the Note and Warrant Purchase and Security Agreement and Senior Secured Convertible Notes (the “Amendment”) dated with nine individuals and six companies (“Holders”).  The principal amount of the Senior Secured Convertible Notes aggregate $4,250,000 (“Senior Notes”) and were due October 31, 2013 and the Amendment extends the due date to the earlier of October 31, 2014 or the date the Wireless Ronin, Inc merger terminates.  The Amendment provides that the Holders will all convert their notes coincident with the closing of the merger between the Company and Wireless Ronin, Inc. approved by the Company shareholders at a special meeting of the shareholders held on June 30, 2014.  The conversion rate of the notes was changed from $.25 per share to $.0055 per share, which required that the Company increase the number of authorized shares of stock to accommodate the issuance, which was also approved at the special meeting of the shareholders.  Upon conversion, the Company will issue 909,636,364 shares of common stock to the Holders in satisfaction of the note principal and $753,000 of accrued interest.

In addition, the Company entered into an amendment with the holder of its unsecured convertible note in the amount $1,000,000 note plus accrued interest to convert that note at the same $.01 per share rate coincident with the closing of the proposed merger, which will result in the issuance of 111,561,100 shares in satisfaction of the note principal and $115,611 of accrued interest.

The foregoing summary of the Amendment is not necessarily complete and is qualified in its entirety by reference to the complete text of the amendment which is included as an exhibit to this Current Report on Form 8-K.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Information regarding the Company’s obligations under the Amendment, as set forth in Item 1.01 above, is incorporated by reference in this Item 2.03.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits:

10.1-	Second Amendment to Note and Warrant Purchase and Security Agreement and Senior Secured Convertible Promissory Notes.
10.2-	Amendment to Unsecured Convertible Note.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2014.

BROADCAST INTERNATIONAL, INC.
a Utah corporation

By: /s/ James E. Solomon
Name: James E. Solomon
Title: Chief Financial Officer

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